Exhibit V

DESCRIPTION OF THE

REGISTRANT AND RECENT

DEVELOPMENTS

NORDIC INVESTMENT BANK

On December 4, 1975, the Nordic Investment Bank (“NIB” or “the Bank”) was established by an international treaty between Denmark, Finland, Iceland, Norway and Sweden (the “Nordic Countries”) as an international financial institution to provide medium and long-term loans and guarantees. The Bank commenced operations on August 2, 1976. Through an agreement between the Nordic Countries, Estonia, Latvia and Lithuania (the “Member Countries”), which came into force on January 1, 2005 (the “2004 Agreement”), Estonia, Latvia and Lithuania became members of the Bank on equal terms.

NIB is governed by its constituent documents. The constituent documents currently in force include;

-

the 2004 Agreement and the related statutes (the “Statutes”), as supplemented by an amendment agreement between the Member Countries, dated February 28, 2020 (the “Amending Agreement”), which came into force on July 29, 2020; and

-	the agreement between the Government of Finland and the Bank dated October 20, 2010 (the “Host Country Agreement), which came into force on February 16, 2011.

NIB finances projects that promote productivity gains and environmental benefits for the Nordic and Baltic countries – in order to support a prosperous and sustainable Member country region. For a breakdown of NIB’s outstanding loans, see “Lending Operations of NIB.” For a description of the mission and mandate, including the credit policies followed in NIB’s lending activities, see “Lending Operations of NIB.”

The 2004 Agreement provides NIB the privileges and immunities common to international financial institutions (“IFIs”), such as inviolability of its premises, immunity from search and seizure of its property and assets, protection from pre-judgment remedies, and broad tax exemptions. For further information, see “Legal Status.”

NIB’s headquarters are located at Fabianinkatu 34, 00100 Helsinki, Finland (postal address: P.O. Box 249, FI-00171 Helsinki, Finland). Its telephone number is +358-10-618001 and its internet address is http://www.nib.int (reference to this “uniform resource locator” or “URL” is made as an inactive textual reference for informational purposes only; information found at this website is not incorporated by reference in this document).

Statutory Purposes

The purpose of NIB, according to the 2004 Agreement and the Statutes is to make financing available in accordance with sound banking principles, taking into account socio-economic considerations, to realize investment projects of interest to the Member Countries and other countries, which receive such financing. NIB is required to make a profit from its operations in order to provide for the accumulation of reserves and a reasonable return on its paid-in capital; however, it is not a profit maximizing entity. NIB finances its operations from the capital paid in by Member Countries, retained earnings and by borrowing on the international capital markets. For more details see “Capitalization and Reserves”, “Funded Debt” and “Treasury Operations”.

Legal Status

Under the 2004 Agreement, NIB has the status of an international legal person with full legal capacity. In particular, NIB has the capacity to enter into agreements, to acquire and dispose of immovable and movable property, and to be a party to legal proceedings before courts of law and other authorities. The 2004 Agreement further states that NIB, as a common international financial institution to the Member Countries, has the same status as other legal persons conducting similar operations within and outside the Member Countries.

The 2004 Agreement also contains, among others, provisions regarding certain immunities. According to these provisions the Member Countries have agreed that actions may be brought against NIB only in a court of competent jurisdiction in the territory of a country in which NIB has established an office or has appointed an agent for the purpose of accepting service of process, or when NIB has otherwise expressly accepted jurisdiction. Actions may, however, be brought by a Member Country or by persons acting for or deriving claims from a Member Country only if NIB has given its express consent thereto.

In addition, the 2004 Agreement provides that property and assets of NIB wherever located and by whomsoever held shall be immune from execution of judgment or decree by judicial or administrative authority before such judgment or decree is final. The property and assets of the Bank wherever located and by whomsoever held shall further be immune from search, requisition, confiscation and expropriation by executive or legislative action. The Bank, its property and assets shall also be immune from procedural measures of constraints, such as seizure.

The 2004 Agreement stipulates that the premises and archives of NIB and all documents belonging to it or held by it shall be inviolable.

The 2004 Agreement also states that NIB is exempt from payment restrictions and credit policy measures, which in any manner prevent or impede the fulfilment of its commitments and that NIB, its income, assets and property shall be exempt from all taxation as set forth in the relevant Article. Consequently, NIB shall be exempt from taxes on the purchase and transfer of real estate and securities and on the procurement of goods and services in connection with the official activities of NIB. Lending and borrowing by NIB is also exempt from all taxes and charges of a similar nature.

On October 20, 2010, a revised Host Country Agreement between NIB and the Government of Finland was signed. The agreement confirms NIB’s status as an international organization and further regulates certain privileges and immunities concerning NIB and its staff as well as social security for the staff. The agreement was enacted in Finland and came into force on January 16, 2011.

HISTORY OF NIB

For information regarding the history of NIB, please refer to Note 1 “Accounting policies—Reporting Entity – History of NIB” to the Financial Statements included as Exhibit IV to this report on Form 18-K.

CAPITALIZATION AND RESERVES

For information regarding NIB’s capitalization and reserves, please refer to Note 18 “Capitalization and reserves” to the Financial Statements included as Exhibit IV to this report on Form 18-K.

FUNDED DEBT

The Bank’s borrowing transactions are in most cases recognized in the Balance Sheet at fair value in accordance with the IFRS 9 principle on hedge accounting. For further information regarding NIB’s outstanding funded debt, please refer to Note 16 “Debts evidenced by certificates and related swaps” to the Financial Statements included as Exhibit IV to this report on Form 18-K.

Schedules containing information with respect to all outstanding borrowings of NIB at December 31, 2022, are included as Exhibit I to this report on Form 18-K. NIB may from time to time hereafter issue additional debt securities denominated in various currencies or currency units.

There have been no defaults by NIB in the payment of any principal or interest in respect of any of its debt.

TREASURY OPERATIONS

For information regarding NIB’s treasury operations, please refer to Note 3 “Segment information—Treasury Operations” to the Financial Statements included as Exhibit IV to this report on Form 18-K.

RISK MANAGEMENT

For information regarding NIB’s risk management, please refer to Note 2 “Risk management” to the Financial Statements included as Exhibit IV to this report on Form 18-K.

LENDING OPERATIONS OF NIB

For information regarding NIB’s lending operations, please refer to Note 3 “Segment information—Lending Operations”, Note 12 “Loans outstanding and guarantee commitments” and Note 10 “Expected credit loss” to the Financial Statements included as Exhibit IV to this report on Form 18-K.

OTHER ACTIVITIES

NIB’s Member Countries, the Northern Dimension Environmental Partnership (“NDEP”) and the Northern Dimension Partnership on Transport and Logistics (“NDPTL”), utilize NIB as one of the channels through which technical assistance and capital grants are allocated to projects in the regions adjacent to the Member Countries via trust funds managed by NIB.

NIB participates in NDEP which provides grant funding pooled from the European Union and donor governments including Russia, to co-finance priority environmental projects in the Northern Dimension area, which covers the northwest of Europe from the Arctic and Sub-Arctic areas including the Barents and White Seas to the southern shores of the Baltic Sea. NDEP focuses on nuclear and non-nuclear environmental issues, however, NIB’s NDEP activities are limited solely to the non-nuclear area. The nuclear focus area is fully grant-funded and deals with the hazardous waste generated by the Soviet Northern Fleet. On the non-nuclear side, the purpose of NDEP is to mobilize grant funding from donors to leverage long-term loans from the IFIs for projects that otherwise may not be financially viable. Environmental projects mainly concern improvements in water and wastewater treatment, management of municipal and agricultural solid waste, and energy efficiency – all of which constitute major sources of cross-border pollution. NDEP’s activities are led by a Steering Group, which reviews projects to be recommended to the NDEP Assembly of Contributors (“NDEP Assembly”) for their approval. The projects are brought forward to the Steering Group by the lead Implementing Agencies: European Bank for Reconstruction and Development (“EBRD”), European Investment Bank (“EIB”), NIB, World Bank (“WB”), NEFCO or Kreditanstalt für Wiederaufbau (“KfW”). The partnership has a support fund (herein referred to as the “NDEP Fund”) which collects pledges from donor countries in order to ensure sufficient financing of the projects. The NDEP Fund is administered by EBRD in its capacity as the Fund Manager.

At the end of 2022, the NDEP Fund had EUR 352.9 million at its disposal consisting of contributions from the EU, the Russian Federation and 11 donor governments. EUR 181.7 million of the contributions were earmarked for non-nuclear-related projects. In 2009, Belarus made a contribution to the NDEP Fund by pledging EUR 1.0 million to mobilize investment for wastewater treatment rehabilitation in northern Belarus, which will have a positive impact on the ecology of the Baltic Sea. The 26 NDEP Fund financed environmental projects located in northwest Russia and in Belarus are at various stages of implementation, and have an estimated investment need of EUR 3.3 billion. NIB was the implementing agency for grant funding from NDEP Fund to two projects in Belarus (the “NIB NDEP projects”) which also received financing in the form of a EUR 25 million loan from NIB. Following the Russian invasion of Ukraine which started on February 24, 2022, NIB suspended disbursements of both its loan and the NDEP Fund grant funding with effect as of March 14, 2022. As NIB suspended its loan to the NIB NDEP projects, the projects are no longer eligible to receive NDEP Fund grant funding. NIB is in the process of returning the undisbursed grant funding to the NDEP Fund.

At the end of October 2022, the NDEP Assembly approved the extension of the NDEP Fund until July 31, 2023.

NIB discontinued its activities in the Russian Federation in 2014 following the sanctions imposed as a consequence of the Crimean annexation.

NDPTL was established in 2009 to facilitate cooperation on and implementation of regional transport infrastructure and logistics projects. The NDPTL secretariat is hosted by NIB. A NDPTL support fund was established in late 2012 to issue grants for project preparation, development and implementation and has been operational since 2013. The fund has received contributions from three donor governments and the EU.

On May 30, 2006, NIB signed the European Principles for the Environment, an initiative launched in response to the drive for increased harmonization of environmental principles, practices and standards associated with the financing of projects. These principles aim at establishing a common approach to environmental management associated with the financing of projects. The document is a reference for projects located within the EU, the European Economic Area and the EU candidate countries. Besides NIB, the initiative was adopted by NEFCO, EIB, EBRD and the Council of Europe Development Bank.

The Baltic Sea Action Plan (“BSAP”) was adopted by the Baltic Marine Environment Protection Commission (“Helcom”) member countries in 2007. The aim of the BSAP is to restore the good ecological status of the Baltic marine environment by 2021. To speed up the implementation of the plan, a BSAP Fund was set up in 2009, with grant contributions from Sweden and Finland to be used for technical assistance. NIB and NEFCO are joint managers of the BSAP Fund.

The Baltic Sea Action Plan (“BSAP”) was adopted by the Baltic Marine Environment Protection Commission (“Helcom”) member countries in 2007. The aim of the BSAP is to restore the good ecological status of the Baltic marine environment by 2021. To speed up the implementation of the plan, a BSAP Fund was set up in 2009, with grant contributions from Sweden and Finland to be used for technical assistance. NIB and NEFCO are joint managers of the BSAP Fund.

GOVERNANCE

For information regarding NIB’s governance, please refer to the “Governance Statement” to the Financial Report included as Exhibit IV to this report on Form 18-K.

The following individuals are currently the Governors of NIB:

Governors

Denmark	Morten Bødskov	Minister for Industry, Business and Financial Affairs

Estonia	Annely Akkermann	Minister of Finance

Finland	Annika Saarikko	Minister of Finance

Iceland	Bjarni Benediktsson	Minister of Finance and Economic Affairs

Latvia	Arvils Ašeradens	Minister of Finance

Lithuania	Gintarė Skaistė	Minister of Finance

Norway	Trygve Magnus Slagsvold Vedum	Minister of Finance

Sweden	Elisabeth Svantesson	Minister of Finance

All the powers of the Bank that are not vested with the Board of Governors are vested with the Board of Directors. The Board of Directors approves projects to be financed by the Bank and adopts policy decisions concerning the operations of the Bank, in particular, the general framework for financing, borrowing and treasury operations and their management. The Board of Directors may delegate its powers to the President to the extent it considers appropriate. The Board of Directors is composed of eight directors and eight alternates appointed by each Member Country. The Board of Directors appoints from among its members a Chair and a Deputy Chair for a term of two years according to the rotation scheme adopted by the Board of Governors.

The following individuals are currently the Directors and Alternate Directors of NIB:

Directors

Denmark	Julie Sonne	Head of Division, Ministry of Industry, Business and Financial Affairs

Estonia	Merle Wilkinson Deputy Chair of the Board of Directors	Advisor, Ministry of Finance

Finland	Pekka Morén	Director, Ministry of Finance

Iceland	Esther Finnbogadóttir	Head of Division, Ministry of Finance and Economic Affairs

Latvia	Līga Kļaviņa	Deputy State Secretary on Financial Policy Issues, Ministry of Finance

Lithuania	Jurgita Uzielienė	Deputy Director, EU and International Affairs Department, Ministry of Finance

Norway	Ole Hovland Chair of the Board of Directors	Senior Advisor, Ministry of Finance

Sweden	Hans Lindblad

Alternate Directors

Denmark	Helle Dam-Sørensen	Chief Special Advisor, Ministry of Industry, Business and Financial Affairs

Estonia	Märten Ross	Advisor, Ministry of Finance

Finland	Petri Peltonen	Under Secretary of State, Ministry of Economic Affairs and Employment

Iceland	Jón Gunnar Vilhelmsson	Head of Division, Ministry of Finance and Economic Affairs

Latvia	Inese Sudare	Deputy Director, Financial Resources Department, Treasury of the Republic of Latvia

Lithuania	Dovilė Jasaitienė	Head of International Affairs Division, Ministry of Finance

Norway	Kristin Langeland Ervik	Acting Assistant Director General, Norwegian Ministry of Finance

Sweden	Camilla Kastengren	Desk Officer, Ministry of Finance

The business address of each of the Directors mentioned above is Fabianinkatu 34, P.O. Box 249, FI-00171 Helsinki, Finland.

The President is responsible for conducting the Bank’s current operations and is appointed by the Board of Directors for a term of five years at a time.

The current senior management of NIB and their positions are:

Name	Position

André Küüsvek	President and CEO

Jukka Ahonen	Senior Director, Head of Communications

Heikki Cantell	General Counsel & Secretary General, Head of Legal Department

Luca De Lorenzo	Senior Director, Head of Sustainability and Mandate

Hilde Kjelsberg	First Vice-President, Head of Risk & Compliance

Vera-Maria Lehtonen	Senior Director, Head of Human Resources

Søren Mortensen	Vice-President, Head of Lending

Gunnar Okk	Vice-President, Head of IT and Business Services

Kim Skov Jensen	Vice-President, CFO & Head of Treasury & Finance

The Control Committee is a supervisory body established to ensure that the operations of the Bank are conducted in accordance with its Statutes. It is composed of at least 10 members with the maximum number of members being twelve. The Nordic Council and the Parliaments of Estonia, Latvia and Lithuania appoint one member from each country and the Board of Governors appoints two to four members including the chair and deputy chair. The members appointed by the Board of Governors are referred to as the Chairmanship and administer the responsibilities and tasks of the full Committee, monitor the Bank’s financial position, risk levels, capital and liquidity position and oversee the performance of the audit of the Bank’s financial statements, carried out by the external auditors. The full Committee focuses on monitoring fulfilment of NIB’s purpose and in particular its mandate and mission. The full Committee and the Chairmanship each deliver a report annually to the Board of Governors concerning their monitoring tasks as set out in the Rules of Procedure. The Control Committee appoints the external auditors to carry out the audit of the Bank’s financial statements.

To enhance its governance, the Control Committee can appoint an independent expert to assist the Chairmanship in financial and audit matters.

The current members of the Control Committee of the Bank are:

Members of the Control Committee

	Toomas Vapper Chair of the Control Committee	Head of Department Financial Information and Intelligence Policy Department, Ministry of Finance
Pentti Hakkarainen Deputy Chair of the Control Committee

Denmark	Sjúrður Skaale	Member of Parliament

Estonia	Aivar Kokk	Member of Parliament

Finland	Heli Järvinen	Member of Parliament

Iceland	Vilhjálmur Árnason	Member of Parliament

Latvia	Ilze Indriksone	Member of Parliament

Lithuania	Zigmantas Balčytis	Member of Parliament

Norway	May Britt Lagesen	Member of Parliament

Sweden	Johan Andersson	Member of Parliament

At 31 December 2022, the Bank had employees in permanent and fixed-term positions amounting to 228.